EXHIBIT 99.1

SMTC Appoints Larry Silber and Claude Germain to the Board of Directors

TORONTO, Oct. 19, 2012 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX), a global electronics manufacturing services provider, announced today the appointment of Mr. Larry Silber and Mr. Claude Germain to its Board of Directors.

Larry Silber was the Chief Operating Officer, until April 2012, of Hayward Industries, Inc., a privately held and industry leading global manufacturer of equipment for the swimming pool and spa market, and for the industrial fluid-control market. He was named Chief Operating Officer of Hayward in June 2008 following a 30-year career with Ingersoll Rand Company. While at Ingersoll Rand, he served most recently as President of the Utility Equipment Group, and then helped manage a divestiture of this business and related businesses to Doosan, a Korean based multinational company. He concurrently served as Chairman of Ingersoll Rand Canada, and was on the Board of Directors of a number of foreign entities for Ingersoll Rand. Larry has extensive manufacturing experience in global markets, and in negotiating joint ventures and acquisitions. Larry is a graduate of Rutgers College, The State University of New Jersey.

Claude Germain, SMTC's President and Co-Chief Executive Officer, who will also be joining the Board of Directors, stated, "We are very excited to welcome Larry to the Board. His significant experience in global manufacturing and operations will help us build value for our shareholders."

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, Mexico, and China, with more than 1,875 full-time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments. SMTC was recognized in 2012 by Frost & Sullivan with the Global EMS Award for Product Quality Leadership.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq Global Market under the symbol SMTX. For further information on SMTC Corporation, please visit our website at www.smtc.com

The SMTC Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9800

CONTACT: Investor Relations Information:
         Claude Germain
         President and Chief Executive Officer
         Telephone: (905) 413.1272
         Email: investorrelations@smtc.com

         or

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         Telephone: (203) 972-9200
         Email: jnesbett@institutionalms.com

         Public Relations Information:
         Tom Reilly
         Director of Marketing
         Telephone: (905) 413.1188
         Email: publicrelations@smtc.com